                                                                  Rule 424(b)(3)
                                                         SEC File No.: 333-69677

                                 ODETICS, INC.

                                 -------------

                     SUPPLEMENT NO. 2 DATED JUNE 17, 1999
                       TO PROSPECTUS DATED MARCH 5, 1999

     This Supplement No. 2 is part of and should be read in conjunction with the Prospectus of Odetics, Inc., a Delaware corporation, dated March 5, 1999 relating to the resale of 1,191,323 shares of Odetics' Class A common stock by certain stockholders of Odetics. Capitalized terms used but not defined in this Supplement No. 2 have the meanings given to them in the prospectus. The information presented herein either supersedes and/or adds to similar information included in the prospectus.

     The information contained in the table under the caption "Selling Stockholders" appearing on page 14 of the prospectus is hereby amended and restated to indicate the number of shares being offered by the selling stockholders named below.


                                        Number of        Number of        Percent of
                                         Shares           Shares          Outstanding
                                      Beneficially     Registered for   Shares After the
Name of Selling Stockholder               Owned         Sale Hereby         Offering
---------------------------           -------------    --------------   ----------------
Catalyst Fund........................        44,242           44,242            --
Fleet (Catalyst).....................        22,266           22,266            --
Catalyst Fund (Bermuda), L.P.........        17,639           17,639            --
Opportunity Catalyst.................        38,169           38,169            --
Farvane Limited......................         6,651            6,651            --
Chamberlin II........................        21,976           21,976            --
Pinnacle.............................       100,000          100,000            --
Henry Partners.......................        47,736           37,736            *
Jonathan W. Old III..................        37,736           37,736            --
Tonga Partners L.P...................       120,500           80,000            *
Pyramid Trading Limited Partnership..       233,963          233,963            --
Robert Lichtenstein..................       196,227          196,227            --
Deephaven Opportunity Trading........       150,943          150,943            --
Lorry Lichtenstein...................       193,708          113,208           1.1%
Jacob Kiferbaum......................        30,189           30,189            --
Sam Sallerson........................         6,708            6,708            --
Barry Seidman........................         6,708            6,708            --
Bruce Slovitt........................         6,708            6,798            --
Arnold Zousmer.......................        10,065           10,065            --
Tomahawk Ventures, LLC...............        30,189           30,189            --
                                          ---------        ---------
Total                                     1,322,323        1,191,323           1.1%

_______________
* Represents beneficial ownership of less than 1% of the outstanding shares of Class A common stock, assuming the sale of all shares registered by this prospectus.